File Number: 56775-8

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

June 21, 2004

INGENIUM CAPITAL CORP.
2360 Palmerston Ave.
West Vancouver, B,C.
V7V 2W1

Attention: William J. Asselstine, President

Dear Sirs:

Ingenium Capital Corp. (the “Company”)
Registration Statement on Form SB-2

I have acted as counsel for Ingenium Capital Corp. a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 2,402,000 shares of the Company's common stock.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement, as amended, dated June 16, 2004 and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed. My opinion is based upon and is limited to the laws of the State of Nevada.

Based upon the foregoing, I am of the opinion that the shares of the Company’s common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock.

My opinion opines upon Nevada law, including the statutory provisions of the State of Nevada, all applicable provisions of the Nevada constitution and reported decisions interpreting those laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Michael H. Taylor, Esq.

MICHAEL H. TAYLOR, ESQ.*
*Called to the Nevada State Bar